Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ZHONE TECHNOLOGIES, INC.,

SELENE ACQUISITION CORP.

AND

SORRENTO NETWORKS CORPORATION

DATED AS OF APRIL 22, 2004

i

ii

Exhibits
A	Form of Company Voting Agreement
B	Form of Parent Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER, dated as of April 22, 2004 (this “Agreement”), by and among Zhone Technologies, Inc., a Delaware corporation (“Parent”), Selene Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Sorrento Networks Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, certain stockholders of the Company have executed and delivered to Parent an irrevocable proxy and voting agreement (the “Company Voting Agreement”), in substantially the form of Exhibit A hereto (with such stockholders listed on Schedule A to the Company Voting Agreement), as an inducement to Parent to enter into this Agreement; and

WHEREAS, certain stockholders of Parent have executed and delivered to the Company an irrevocable proxy and voting agreement (the “Parent Voting Agreement”), in substantially the form of Exhibit B hereto (with such stockholders listed on Schedule A to the Parent Voting Agreement), as an inducement to the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, San Diego, California 92130, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to contain the provisions set forth in the Certificate of Incorporation of Merger Sub and (b) the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, and in each case until thereafter changed or amended as provided therein or pursuant to applicable Law.

Section 1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the officers of Merger Sub, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Article II

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion Generally. Each share of common stock, par value $.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b)), shall be converted, subject to Section 2.2(e), into the right to receive 0.90 of a share (the “Exchange Ratio”) of common stock, par value $.001 per share, of Parent (“Parent Common Stock”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common

Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

(b) Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Change in Shares. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of a class of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall irrevocably deposit, or shall cause to be deposited, with Computershare Trust Company or another bank or trust company mutually agreed by Parent and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any fractional shares of Parent Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Parent Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the average closing price of one share of Parent Common Stock as reported on the Exchange for the five (5) trading days ending on and including the second trading day preceding the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.3 Appraisal Rights. Pursuant to Section 262(b) of the DGCL, the holders of shares of Company Common Stock shall not be entitled to appraisal rights as a result of the Merger.

Section 2.4 Stock Options. Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, at the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, will be assumed by Parent and, as so assumed, will continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (a) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent, and (c) such assumed Company Option will be eligible to participate in any “cashless exercise” or “same day sale” program to the extent made available to the holders of Parent Options and to the extent consistent with the terms of the Company Option agreements. The conversion of any Company Options which are incentive stock options within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code.

Section 2.5 Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock (a “Company Warrant”) which is outstanding immediately prior thereto shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Company Common Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase Parent Common Stock (as so converted, a “Company Converted Warrant”), and each Company Converted Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (a) each Company Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

Section 2.6 Restricted Stock. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, if any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased upon any termination of the stockholders’ employment, directorship or other relationship with the Company (and/or any Subsidiary of the Company), under the terms of any agreement with the Company (and/or any Subsidiary of the Company) that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions.

Section 2.7 Debentures. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, at the Effective Time, each 7.5% Senior Convertible Debenture due August 2, 2007 of the Company (a “Company Debenture”) which is outstanding immediately prior thereto shall be assumed by Parent and shall thereafter remain outstanding and continue to represent a Debenture of the Surviving Corporation; provided, that the Company Debentures shall be convertible into shares of Parent Common Stock in accordance with their terms and as appropriately adjusted to give effect to the Merger.

Article III

Representations and Warranties of the Company

Except as set forth in a disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries holds an Equity Interest in any other person.

Section 3.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Certificate of Incorporation (the “Company Certificate”) and Bylaws (the “Company Bylaws”) that are listed as exhibits to the Company’s Form 10 filed with the SEC on July 1, 2003 are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

Section 3.3 Capitalization

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share, of the Company (“Company Preferred Stock”). As of the date hereof, (i) 16,743,320 shares of Company Common Stock (other than treasury shares) are issued and outstanding, all of which are validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 444 shares of Company Common Stock are held in the treasury of the Company or by its Subsidiaries, (iii) 2,149,758 shares of Company Common Stock are issuable (and such number is reserved for issuance) upon exercise of Company Options outstanding as of the date hereof, (iv) 3,827,632 shares of Company Common Stock are issuable (and such number is reserved for issuance) upon exercise of Company Warrants outstanding as of the date hereof, and (v) 2,274,479 shares of Company Common Stock are issuable (and such number is reserved for issuance) upon exercise of Company Debentures outstanding as of the date hereof. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding. All capital stock or other equity securities of the Company have been issued in compliance with applicable federal and state securities laws.

(b) Except for Company Options to purchase not more than 2,149,758 shares of Company Common Stock, Company Warrants to purchase not more than 3,827,632 shares of Company Common Stock, Company Debentures to purchase not more than 2,274,479 shares of Company Common Stock and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Since January 31, 2004, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. The Company has provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the Company Stock Option Plans, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Options, the Company Warrants and the Company Debentures, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for the Company Voting Agreement and as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) Except for the Company Debentures, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

(e) Except as set forth in Section 3.3 of the Company Disclosure Schedule, none of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.20. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company Board, by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend (subject to Section 5.3(a)) that the stockholders of the Company adopt this Agreement and vote for the approval of the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders in accordance with this Agreement. The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational documents of any of its Subsidiaries, (ii) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the Exchange and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Permits; Compliance With Law. The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 31, 2000 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings, as well as the consolidated financial statements (including any notes thereto) for the fiscal year ended January 31, 2004 included in Section 3.7 of the Company Disclosure Schedule, was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of January 31, 2004 included in Section 3.7 of the Company Disclosure Schedule (the “Company Balance Sheet”), none of the Company or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since January 31, 2004 that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Each required form, report and document containing financial statements that the Company has filed with or furnished to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act.

(e) The Company had as of March 31, 2004, a balance of cash, cash equivalents, short-term and long-term investments, calculated in accordance with GAAP, totaling not less than $13,768,000.

Section 3.8 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Since January 31, 2004, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (b) any action taken by the Company or any of its Subsidiaries during the period from January 31, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other known plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing material compensation or other material benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past three (3) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each currently effective Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (vii) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule: (i) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (ii) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the

Company, (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement), (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (v) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (vi) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (vii) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (viii) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (ix) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (x) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (xi) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (xii) no excise tax could be imposed upon the Company under Chapter 43 of the Code, except, in the case of clauses (iii), (vii), (viii), (ix), (x), (xi) and (xii), which would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.10(d) of the Company Disclosure Schedule is (i) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (ii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

(e) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under

Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of the Company or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

Section 3.11 Labor and Other Employment Matters.

(a) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 3.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any material payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or affiliates from the Company or any of its Subsidiaries or affiliates under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a material severance obligation on the part of the Company under such agreement. Section 3.11(b) of the Company Disclosure Schedule sets forth all the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated therein.

Section 3.12 Tax Treatment. None of the Company, any of its Subsidiaries or any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.13 Contracts. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) involves aggregate expenditures after the date hereof in excess of $1,000,000, (c) involves annual expenditures in excess of $200,000 and is not cancelable within one year, (d) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or which restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect or (e) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

Section 3.14 Litigation. Except as and to the extent disclosed in the Company SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not,

individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is obligated to indemnify a third party and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iii) is in compliance with their respective Environmental Permits.

(b) None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

Section 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Company Material Intellectual Property”). Except as set forth in Section 3.16 of the Company Disclosure Schedule or except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (b) no person has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (c) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (d) the Company has the right to require the inventor or author of any Company Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to the Company of the application and of the registration once it issues; (e) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Company Material Intellectual Property, and has no knowledge that any employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (f) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (g) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business.

Section 3.17 Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in the Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing to the Company, any of its Subsidiaries or any of their respective affiliates, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and neither the Company nor any of its Subsidiaries has received notification in writing that any such audit or other proceeding is pending, and (iii) neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(e) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(g) No claim has ever been made in writing to the Company, any of its Subsidiaries or any of their respective affiliates by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and where such taxation would, individually or in the aggregate, have a Material Adverse Effect.

(h) None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 or 361 of the Code is applicable, in whole or in part.

(k) The Company and its Subsidiaries have made available to Parent correct and complete copies of all federal Tax Returns for Tax periods ending on or after January 31, 2000.

(l) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

Section 3.19 Opinion of Financial Advisor. Needham & Company, Inc. (the “Company Financial Advisor”) has delivered to the Company Board its written opinion that the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by the Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 3.21 Properties. Each of the Company and its Subsidiaries has good and valid title to or a valid leasehold interest in all of its properties and assets reflected on the Company Balance Sheet or acquired after the date thereof, except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.22 Customers. Section 3.22 of the Company Disclosure Schedule sets forth any client or customer which accounted for more than $1,000,000 in revenue for the Company for the fiscal year ended January 31, 2004 (collectively, the “Customers”). The relationships of the Company with its Customers and suppliers are good commercial working relationships. To the knowledge of the Company, no Customer intends to terminate or materially reduce its business relationship with the Company for any reason, including as a result of the consummation of the transactions contemplated hereby.

Section 3.23 Customer Revenues. Section 3.23 of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the Customers from which the Company has a contract for the provision of products or services and the dollar amount of such obligations and remaining fees on each such contract.

Section 3.24 Transactions with Interested Persons. Except as set forth in the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.24 of the Company Disclosure Schedule, no officer, director or employee of the Company or any of its Subsidiaries nor any member of any such officer’s, director’s or employee’s immediate family is presently a party to any agreement with the Company or any of its Subsidiaries.

Section 3.25 No Other Agreements. The Company does not have any legal obligation, absolute or contingent, to any other person to sell, directly or indirectly, the Company of any of its Subsidiaries or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

Article IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Parent and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2 Certificate of Incorporation and Bylaws. The copies of Parent’s Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated Bylaws (the “Parent Bylaws”) that are listed as exhibits to Parent’s Registration Statement on Form S-3 filed with the SEC on March 5, 2004 are complete and correct copies thereof as in effect on the date hereof, except that such copies do not reflect the one-for-four reverse split of the Parent Common Stock or the name change from Tellium, Inc. to Parent that occurred in connection with the merger of Tellium and Parent in November 2003. Parent is not in violation of any of the provisions of the Parent Certificate or the Parent Bylaws.

Section 4.3 Capitalization

(a) The authorized capital stock of Parent consists of 900,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $.001 per share, of Parent (“Parent Preferred Stock”). As of the date hereof, (i) 78,113,375 shares of Parent Common Stock (other than treasury shares) are issued and outstanding, all of which are validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Common Stock are held in the treasury of Parent or by its Subsidiaries, (iii) 4,654,934 shares of Parent Common Stock are issuable (and such number is reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of the date hereof, and (iv) 336,721 shares of Parent Common Stock are issuable (and such number is reserved for issuance) upon exercise of warrants to purchase Parent Common Stock (“Parent Warrants”) outstanding as of the date hereof. As of the date hereof, no shares of Parent Preferred Stock are issued or outstanding. All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities laws.

(b) Except for Parent Options to purchase not more than 4,654,934 shares of Parent Common Stock, Parent Warrants to purchase not more than 336,721 shares of Parent Common Stock and arrangements and agreements set forth in this Section 4.3 or Section 4.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries.

(c) Except for the Parent Voting Agreement and as set forth in Section 4.3 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent has not adopted a stockholder rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

Section 4.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.13. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent (the “Parent Board”), by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend (subject to Section 5.3(b)) that the stockholders of Parent vote for approval of the issuance of Parent Common Stock to be issued pursuant to the Merger as required by NASD Rule 4350(i). The Parent Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) (assuming the Parent Stockholder Approval is obtained) conflict with or violate any provision of the Parent Certificate or Parent Bylaws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (ii) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the Exchange and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6 Permits; Compliance With Law. Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Parent SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (b) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2003 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of Parent and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2003 (the “Parent Balance Sheet”), none of Parent nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2003 that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC since December 31, 2003 was accompanied by the certifications required to be filed or furnished by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act.

Section 4.8 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10 Tax Treatment. None of Parent, any of its Subsidiaries or any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Litigation. Except as and to the extent disclosed in the Parent SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not,

individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 4.12 Opinion of Financial Advisor. Thomas Weisel Partners, LLC (the “Parent Financial Advisor”) has delivered to the Parent Board its written opinion that the Exchange Ratio is fair, from a financial point of view, to Parent. Parent has been authorized by the Parent Financial Advisor to permit, subject to prior review and consent by the Parent Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

Section 4.13 Vote Required. The affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock in favor of the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger is the only vote of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Parent Stockholder Approval”).

Section 4.14 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Article V

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) (i) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, other than (x) the issuance of Company Common Stock upon the exercise or conversion of Company Options, Company Warrants and Company Debentures outstanding as of the date hereof in accordance with their terms, (y) the granting of up to 200,000 options to purchase shares of Company Common Stock in the ordinary course of business consistent with past practice or (z) the issuance of shares of Company Common Stock to the holders of Company Debentures in satisfaction of periodic interest payments due under the Company Debentures, or (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(d) except as otherwise contemplated by Section 5.15, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any material assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money, (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract, or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e);

(f) except as may be required by contractual commitments or corporate policies with respect to bonuses, annual salary increases, severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11(b) of the Company

Disclosure Schedule: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(g) (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) accelerate or delay collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (iii) delay or accelerate payment of any material account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing; provided, however, that nothing in this Section 5.1 shall in any way limit the Company from fulfilling its continuing obligations under the Exchange Agreement effective June 4, 2003, which obligations are set forth in Section 5.1 of the Company Disclosure Schedule.

Section 5.2 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”; the prospectus contained in the Registration Statement together with the Proxy Statement, the “Joint Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company in the Merger. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Parent shall mail the Joint Proxy/Prospectus to their respective stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by Parent or the Company, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without the prior written consent of the other party, such consent not to be unreasonably withheld. Parent and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The information supplied by the Company and Parent for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (iv) the time of the Company Stockholders’ Meeting, and (v) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, is discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party. All documents that either the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 5.3 Stockholders’ Meetings.

(a) The Company shall duly call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Company Stockholder Approval. In connection with the Company Stockholders’ Meeting and the transactions contemplated hereby, the Company will (i) subject to Section 5.5 and applicable Law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Company Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders’ Meeting. Subject to Section 5.5, the Company Board shall recommend approval of this Agreement and the Merger by the stockholders of the Company (the “Company Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

(b) Parent shall duly call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Parent Stockholder Approval. In connection with the Parent Stockholders’ Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Parent Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders’ Meeting. The Parent Board shall recommend approval of the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement by the stockholders of Parent (the “Parent Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

Section 5.4 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party (which such person shall use reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 5.4, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Nondisclosure Agreement dated January 15, 2004, previously executed by Parent and the Company (the “Confidentiality Agreement”).

Section 5.5 No Solicitation of Transactions.

(a) The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly: (i) encourage, initiate, solicit or take any other action designed to, or which could reasonably be expected to, facilitate an Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to it, or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that so long as there has been no breach of this Section 5.5(a), the Company may, in response to an Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with the obligations under Section 5.5(c), participate in discussions or negotiations with, request clarifications from, or furnish information to, any person which makes such Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) the Company Board reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal and (C) the Company Board reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of fiduciary duties under applicable Law. The Company shall immediately terminate, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to an Acquisition Proposal. The Company shall immediately request that each person which has heretofore executed a confidentiality agreement with it or any of its Subsidiaries or any of its or its Subsidiaries’ Representatives with respect to such person’s consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such person to the Company) all confidential information heretofore furnished to such person or its Representatives.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Company Recommendation or (ii) resolve to do any of the foregoing; provided, that the Company Board may withdraw, modify or amend the Company Recommendation if, following receipt of a Superior Proposal (A) the Company has complied with its obligations under this Section 5.5, (B) the Company Board reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of fiduciary duties under applicable Law and (C) prior to taking such actions, the Company Board shall have given Parent at least five (5) business days notice of its intention to take such action and the opportunity to meet with the Company and its outside counsel and financial advisor.

(c) In addition to the obligations set forth in Section 5.5(a), the Company shall as promptly as practicable (and in any event within one (1) business day) advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation, and the Company shall, within one (1) business day of the receipt thereof, promptly provide to Parent copies of any written materials received in connection with any of the foregoing, and the identity of the person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company shall keep Parent reasonably informed of the status and material details (including material amendments or proposed amendments) with respect to the information previously provided by the Company in connection with an Acquisition Proposal, and shall provide to Parent within one (1) business day of receipt thereof all written materials received by it with respect thereto. The Company shall promptly provide to Parent any non-public information concerning it provided to any other person in connection with any Acquisition Proposal, which was not previously provided to Parent. With respect to any Acquisition Proposal that constitutes a Superior Proposal, for a period of five (5) business days after such determination, the Company shall, if requested by Parent, negotiate in good faith to revise this Agreement so that Parent has the opportunity to make an offer that the Company Board may determine in its good faith judgment to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(d) Nothing contained in this Agreement shall be deemed to restrict the parties from complying with Rules 14d-9 or 14e-2 under the Exchange Act.

Section 5.6 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, and (C) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that nothing in this Section 5.6(a) shall require the expenditure of money by Parent or the Company to a third party in exchange for any such consent (other than nominal filing or processing fees). The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (iii) required to prevent a Material Adverse Effect with respect to the Company or Parent from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.7 Cash Expenditures. Notwithstanding any provision of this Agreement to the contrary, from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall not incur or make any payments that, in the aggregate, exceed the amounts contemplated by, or take any action that is inconsistent with, the statement of cash expenditures attached hereto as Schedule 5.7.

Section 5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Public Announcements. The press release announcing the execution of this Agreement, if any, shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and each of the Company and Parent shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used reasonable best efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.

Section 5.10 Exchange Listing. Parent shall promptly prepare and submit to the Exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on such Exchange, subject to official notice of issuance, prior to the Effective Time.

Section 5.11 Employee Benefit Matters

(a) With respect to each employee benefit plan of Parent (“Parent Benefit Plan”) in which employees of the Company and its Subsidiaries (“Company Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations.

(b) With respect to the Company’s Employee Stock Purchase Plan (“ESPP”), the Company shall take all actions necessary to provide that (i) no offerings that would commence on a date following the date of this Agreement shall be permitted, (ii) with respect to any offering thereunder that is in effect immediately prior to the Effective Time, each participant’s accumulated payroll deductions shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP and (iii) the ESPP shall terminate at the Effective Time.

(c) The Parent Board, or a committee of non-employee directors thereof, shall adopt a resolution in advance of the Effective Time providing that the receipt by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, “Section 16”) of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion by Parent of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby, is intended to be exempt from liability pursuant to Section 16. The Company Board, or a committee of non-employee directors thereof, shall adopt a resolution in advance of the Effective Time providing that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of Company Common Stock in exchange for shares of Parent Common Stock, and options to purchase Parent Common Stock upon assumption and conversion by Parent of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby, is intended to be exempt from liability pursuant to Section 16.

(d) The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company or Parent. After the Effective Time, nothing contained in this Section 5.11 shall interfere with Parent’s right to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan or to terminate the employment of any employee of the Company or Parent for any reason. Notwithstanding anything herein to the contrary, Parent shall take no action to amend, modify or terminate, and Parent shall take all action reasonably necessary to assume, the Company’s obligations under the employment agreements set forth in Section 3.11 of the Company Disclosure Schedule.

Section 5.12 Indemnification of Directors and Officers.

(a) Parent and the Company agree that the indemnification obligations set forth in the Company Certificate, the Company Bylaws and any Company indemnification agreements shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any of its Subsidiaries or who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable Law.

(b) For six (6) years from the Effective Time, Parent shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) with a $10,000,000 limit and other terms which are no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of $1,000,000.

(c) In the event Parent (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

(d) The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12 applies shall be third party beneficiaries of this Section 5.12).

Section 5.13 Tax-Free Reorganization Treatment

(a) The Company and Parent shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and shall comply with the record keeping and filing requirements of Treasury Regulation Sections 1.368-3.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.14 Affiliates. As soon as practicable after the date hereof and prior to the mailing of the Joint Proxy/Prospectus, the Company shall deliver to Parent a list identifying all persons who are expected to be, at the time of the Parent Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is identified on such list to execute and deliver to Parent a letter agreement reasonably acceptable to the Company as to such person’s prospective compliance with the restrictions imposed by Rule 145 under the Securities Act on the transfer of shares of Parent Common Stock received by such person in the Merger.

Section 5.15 Resale Registration Statements

(a) Prior to the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-3 (together with all amendments thereto, the “S-3 Registration Statement”) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued upon the exercise or conversion of Company Warrants or Company Debentures assumed in the Merger. Parent shall use its reasonable best efforts to cause the S-3 Registration Statement to become effective as promptly as practicable following the Closing, and, prior to the effective date of the S-3 Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock to be issued upon the exercise or conversion of Company Warrants or Company Debentures assumed in the Merger. The Company shall cooperate in the preparation and filing of the S-3 Registration Statement, and shall pay all SEC and other regulatory filing fees incurred in connection therewith.

(b) As promptly as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (together with all amendments thereto, the “S-8 Registration Statement”) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued upon the exercise of Company Options assumed in the Merger. Prior to the filing of the S-8 Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock to be issued upon the exercise of Company Options assumed in the Merger.

Article VI

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(d) Consents and Approvals. All material consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries shall have been obtained. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

(e) Exchange Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on the Exchange, subject to official notice of issuance.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or the related sections of the Company Disclosure Schedule shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Minimum Cash. At the Effective Time, the Company shall have cash on hand of not less than $5,000,000, after payment of all legal, accounting, banking, severance and bonus obligations; provided, that the Company may have less than such amount to the extent necessary to resolve any pension plan matters set forth in Section 3.10(a) of the Company Disclosure Schedule; provided, further, that the Company shall not resolve any such matters without Parent’s prior written consent.

(f) PIPE Warrants. The Company shall have obtained from the holders of not less than 75% of the outstanding warrants to purchase shares of Company Common Stock issued in connection with the Company’s December 31, 2003 and January 26, 2004 financings (including warrants issued to the Company’s financial advisor in connection therewith) (collectively, “PIPE Warrants”) such holders’ consent to receive warrants to purchase Parent Common Stock on the terms set forth in Section 2.5 hereof in exchange for such PIPE Warrants, with confirmation reasonably satisfactory to Parent that any associated purchase obligations on the part of Parent, Merger Sub or the Company set forth in the PIPE Warrants shall not apply to the transactions contemplated by this Agreement.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 4.5 or the related sections of the Parent Disclosure Schedule shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent.

Article VII

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to September 30, 2004 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party’s obligations set forth in Section 5.6) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.6);

(d) By written notice of Parent if the Company Board shall have: (i) failed to make the Company Recommendation in accordance with Section 5.3(a) or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Company Recommendation; (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; (iii) after an Acquisition Proposal has been made, failed to affirm the Company Recommendation within five (5) business days of any request by Parent to do so; or (iv) recommended that its stockholders tender their shares in any tender offer or exchange offer that is commenced (other than by Parent or an affiliate of Parent) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock;

(e) By the Company if it receives a Superior Proposal and the Company Board reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable Law; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) unless it has first complied with its obligations under Section 5.5 and until (i) five (5) business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and during such five (5) business day period the Company has renegotiated in good faith with Parent and Parent has not submitted a binding offer that the Company Board has determined in its good faith judgment to be at least as favorable to the Company’s stockholders as the Superior Proposal; provided, that prior to such termination, the Company shall have made the payment of the fee to Parent required by Section 7.2(d)(i) by wire transfer in same day funds;

(f) By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is not cured within twenty (20) days; provided that Parent shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) By written notice of the Company if the Parent Board shall have failed to make the Parent Recommendation in accordance with Section 5.3(b) or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Parent Recommendation;

(h) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is not cured within twenty (20) days; provided that the Company shall have given Parent written notice, delivered at least twenty (20) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination; or

(i) By written notice of either Parent or the Company if (1) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof), or (2) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to a party if the failure to obtain such party’s Stockholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement.

Section 7.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 5.4, Section 5.9, this Section 7.2 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Expenses.

(i) Parent and the Company agree that if Parent shall terminate this Agreement pursuant to Section 7.1(f), or if either party shall terminate this Agreement pursuant to Section 7.1(i)(1), in addition to any other remedies that Parent, Merger Sub or their affiliates may have as a result of such termination, the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an aggregate amount of $1,000,000.

(ii) Parent and the Company agree that if the Company shall terminate this Agreement pursuant to Section 7.1(g) or 7.1(h), or if either party shall terminate this Agreement pursuant to Section 7.1(i)(2), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall pay the Company an amount equal to the sum of the Company’s Expenses up to an aggregate amount of $1,000,000.

(c) Payment of Expenses. Any payment required to be made pursuant to Section 7.2(b) shall be paid not later than two (2) business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

(d) Termination Fee. The Company shall pay Parent a termination fee of $2,000,000 (the “Termination Fee”) in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(e); (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(d); or (iii) if (A) Parent shall terminate this Agreement pursuant to Section 7.1(f), or either party shall terminate this Agreement pursuant to Section 7.1(b) or 7.1(i)(1), and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within twelve (12) months following the termination of this Agreement, the Company consummates such Acquisition Proposal or enters into a binding agreement with respect to such Acquisition Proposal which is subsequently consummated; provided, however, in the event that Parent is entitled to reimbursement of its Expenses pursuant to Section 7.2(b)(i) as a result of a termination under Section 7.1(f) or 7.1(i)(1), the amount of any such reimbursement that has been paid to Parent shall be subtracted from the amount of the Termination Fee due and owing (such that the maximum amount payable by the Company in the event of a termination under Section 7.1(f) or 7.1(i)(1) shall be $2,000,000). Any Termination Fee payable under this provision shall be payable as liquidated damages to compensate Parent for the damages Parent will suffer if this Agreement is terminated under the circumstances set forth in this Section 7.2(d), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty.

(e) All Payments. Any payment required to be made pursuant to Section 7.2(d)(i) shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 7.1(e). Any payment required to be made pursuant to Section 7.2(d)(ii) shall be paid not later than two (2) business days after the date of termination. Any payment required to be made pursuant to Section 7.2(d)(iii) shall be paid not later than two (2) business days after the consummation of the Acquisition Proposal. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. The Company and Parent acknowledge that (i) the payment of the Termination Fee shall be Parent’s sole and exclusive remedy upon termination of this Agreement under the circumstances set forth in Section 7.2(d), and (ii) the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, the other party commences a suit which results in a judgment against the first party for the fee set forth in this Section 7.2, the first party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company; provided, that after any such approval, no amendment shall be made that by Law requires further approval by the Company’s or Parent’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of any party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Sections 7.2(a) and 7.2(b) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors); provided, however, that each of Parent and the Company shall pay one-half of (a) the expenses related to printing, filing and mailing the Registration Statement and the Joint Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy/Prospectus, and (b) the filing fees related to any filings under the HSR Act.

Article VIII

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Attention: Mory Ejabat

Fax: (510) 777-7001

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, California 92130

Attention: Craig M. Garner, Esq.

Fax: (858) 523-5450

If to the Company, addressed to it at:

Sorrento Networks Corporation

9990 Mesa Rim Road

San Diego, California 92121

Attention: Joe Armstrong

Fax: (858) 558-3977

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: K.C. Schaaf, Esq.

Fax: (949) 725-4100

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 20% or more of the consolidated assets of the Company and its Subsidiaries, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company, (d) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (other than the Merger).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange” means the Nasdaq National Market or such other exchange or trading market on which the Parent Common Stock is then listed.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Material Adverse Effect” means, when used in connection with Parent or the Company, any change, effect or circumstance that (a) has or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (i) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (ii) conditions generally affecting the industries in which such party participates; provided, with respect to clauses (i) and (ii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; (iii) the announcement or pendency of the Merger (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees); (iv) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement (provided, in the case of the Company, such fees and expenses are consistent with the statement of cash expenditures attached hereto as Schedule 5.7); (v) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable; (vi) any action taken by the Company with Parent’s express written consent; (v) any change in the trading price of a party’s common stock in and of itself; or (vi) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (v) and (vi), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (b) prevents Parent or the Company, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than Parent or Merger Sub that (a) concerns an Acquisition Proposal (except that references in the definition of Acquisition Proposal to “20%” shall be “50%”) involving the Company, (b) is on terms which the Company Board in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (c) is, in the good faith judgment of the Company Board, reasonably likely to be financed and completed on the terms proposed on or before the expected Closing Date, taking into account the various legal, financial and regulatory aspects of the proposal.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem,

value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tax Returns” means any report, return (including information return), claim for refund, declaration or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Balance Sheet	Section 3.7(c)
Company Benefit Plan	Section 3.10(a)
Company Board	Section 2.4
Company Board Approval	Section 3.4(b)
Company Bylaws	Section 3.2
Company Certificate	Section 3.2
Company Common Stock	Section 2.1(a)
Company Converted Warrant	Section 2.5
Company Debenture	Section 2.7
Company Disclosure Schedule	Article III
Company Employees	Section 5.11(a)
Company Financial Advisor	Section 3.19
Company Material Contract	Section 3.13
Company Material Intellectual Property	Section 3.16
Company Options	Section 2.4
Company Permits	Section 3.6
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 5.3(a)
Company SEC Filings	Section 3.7(a)
Company Stock Option Plans	Section 2.4
Company Stockholder Approval	Section 3.20
Company Stockholders’ Meeting	Section 5.3(a)
Company Voting Agreement	Recitals
Company Warrant	Section 2.5
Confidentiality Agreement	Section 5.4

Defined Terms	Section
Customers	Section 3.22
D&O Insurance	Section 5.12(b)
DGCL	Recitals
Effective Time	Section 1.2
ESPP	Section 5.11(b)
Exchange Agent	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
Exchange Fund	Section 2.2(a)
Joint Proxy/Prospectus	Section 5.2(a)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(c)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Balance Sheet	Section 4.7(c)
Parent Benefit Plan	Section 5.11(a)
Parent Board	Section 4.4(b)
Parent Board Approval	Section 4.4(b)
Parent Bylaws	Section 4.2
Parent Certificate	Section 4.2
Parent Common Stock	Section 2.1(a)
Parent Disclosure Schedule	Article IV
Parent Financial Advisor	Section 4.12
Parent Options	Section 4.3(a)
Parent Permits	Section 4.6
Parent Preferred Stock	Section 4.3(a)
Parent SEC Filings	Section 4.6(a)
Parent Recommendation	Section 5.3(b)
Parent Stock Option Plans	Section 2.4
Parent Stockholder Approval	Section 4.9
Parent Stockholders’ Meeting	Section 5.3(b)
Parent Voting Agreement	Recitals
Parent Warrants	Section 4.3(a)
PIPE Warrants	Section 6.2(f)
Proxy Statement	Section 5.2(a)
Registration Statement	Section 5.2(a)
Representatives	Section 5.4
S-3 Registration Statement	Section 5.15(a)
S-8 Registration Statement	Section 5.15(b)
Sarbanes-Oxley Act	Section 3.7(d)
Section 16	Section 5.11(c)
Surviving Corporation	Section 1.1
Termination Fee	Section 7.2(d)

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.12, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in the United States District Court for the Northern District of California (or, if such court does not have jurisdiction or does not accept jurisdiction, in any state court of general jurisdiction located in Alameda County, California), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZHONE TECHNOLOGIES, INC.

By:	/s/ Morteza Ejabat
a duly authorized signatory

SELENE ACQUISITION CORP.

By:	/s/ Morteza Ejabat
a duly authorized signatory

SORRENTO NETWORKS CORPORATION

By:	/s/ Phillip Arneson
a duly authorized signatory

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER